Exhibit 99.1

DIGITALGLOBE REJECTS UNSOLICITED ACQUISITION PROPOSAL BY GEOEYE

Proposal Substantially Undervalues Company and Future Prospects

LONGMONT, CO, May 6, 2012 /Marketwire/ – DigitalGlobe, Inc. (NYSE: DGI) ("DigitalGlobe" or the "Company"), a leading global provider of high-resolution earth imagery solutions, today commented on the unsolicited proposal announced by GeoEye, Inc. (NASDAQ: GEOY) ("GeoEye") to acquire the Company for $17.00 per share in a combination of cash and stock.

Consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, the DigitalGlobe Board of Directors reviewed GeoEye's unsolicited acquisition proposal and unanimously determined that it substantially undervalues the Company in relation to DigitalGlobe's standalone business and financial prospects, and is not in the best interests of the Company's stockholders. In addition, the Board determined that GeoEye's proposal does not adequately recognize DigitalGlobe's superior track record of financial and operating performance as well as its constellation's greater capabilities.

DigitalGlobe noted that GeoEye made previous private unsolicited proposals, beginning on February 7, 2012, which the Company believes were motivated by GeoEye's concerns with the disproportionate risks of government budgets cuts affecting its business. DigitalGlobe rejected those proposals, but was willing to discuss DigitalGlobe acquiring GeoEye, and proposed a transaction under which DigitalGlobe's stockholders would own approximately 60% and GeoEye stockholders would own approximately 40% of the combined company, with DigitalGlobe's Chairman and Chief Executive Officer continuing in their respective leadership roles. DigitalGlobe terminated those discussions because the Company believed that the U.S. Government process would be favorable to DigitalGlobe, and that protracted discussions would be disruptive to the U.S. government in its decision-making process as well as create needless distraction to ongoing mission performance.

Following GeoEye's public hostile offer last Friday, DigitalGlobe again made the same proposal for the Company to acquire GeoEye, conditioned on reaching agreement over the weekend. Given GeoEye's rejection of that proposal, DigitalGlobe terminated discussions and will await the government reaching its budget decision regarding EnhancedView. When the government reaches its decision, DigitalGlobe will consider whether to make a proposal to acquire GeoEye.

"DigitalGlobe has consistently demonstrated superior operating performance compared to GeoEye, including the stronger relative performance on the EnhancedView program," said Jeffrey R. Tarr, President and Chief Executive Officer of DigitalGlobe. "DigitalGlobe is the only provider in the industry with a constellation of three healthy on-orbit high resolution satellites, which allows us to deliver vastly more imagery to NGA than GeoEye, both in total and per-taxpayer dollar, generating significant value for the government and taxpayers. We are enthusiastic about our prospects and the opportunities before us, and our ability to successfully execute on our strategic plan to create value for our customers and shareowners."

Mr. Tarr continued, "Given the abruptness of GeoEye's most recent proposal and the companies' past discussions, we believe GeoEye made its hostile bid in desperation due to highly publicized concerns about potential government decisions that may jeopardize their portion of the EnhancedView program. Although we continue to believe there are merits to an acquisition of GeoEye, we believe that it is in the best interests of DigitalGlobe's shareowners and all of our customers to await the conclusion of the government budget decision process and to gain clarity with respect to EnhancedView funding."

The full text of the letter sent today to Matthew M. O'Connell, Chief Executive Officer of GeoEye follows:

May 6, 2012

Mr. Matthew M. O'Connell

President and Chief Executive Officer

GeoEye, Inc.

2325 Dulles Corner Blvd

Herndon, VA 20171

Dear Matt:

We are writing in response to GeoEye's unsolicited conditional "public offer" to acquire DigitalGlobe made in your letter dated May 4, 2012. Our board of directors has met, has carefully considered your proposal and has concluded that GeoEye's proposal is not in the best interests of DigitalGlobe and its shareholders. Accordingly, DigitalGlobe rejects your offer. Given the abruptness of your "public offer" and our past discussions, we believe you made your hostile bid in desperation due to well-publicized concerns about potential government decisions that may jeopardize your portion of the EnhancedView program.

We believe you initiated discussions with us with your unsolicited highly conditional private offer on February 7, 2012 because you were concerned about a disproportionate risk of budget cuts affecting GeoEye. We believe you have mischaracterized subsequent discussions in your May 4 letter as well as during your Friday investor call. In fact, we believe your public description of such discussions in your May 4 letter is materially misleading and incomplete.

Moreover, before we terminated discussions of a potential combination to await the government's funding decision, the proposed transaction we were discussing contemplated that DigitalGlobe would designate a majority of the Board and that DigitalGlobe's shareholders would own a substantial majority of the surviving company. Your May 4 letter fails to mention that we proposed to acquire GeoEye in an all-stock transaction on March 2, 2012 and reaffirmed the same offer on April 13, 2012, whereby:

•	DigitalGlobe's shareholders would own 60% and GeoEye's shareholders would own 40% of the combined company;
•	DigitalGlobe would control a majority of the Board; and
•	DigitalGlobe's Chairman and CEO would continue in their respective leadership roles of the combined company.

This structure would maximize value to both sets of shareholders and customers. Furthermore, we believe our proposed structure more accurately reflects the value of DigitalGlobe and recognizes:

•	The strength of DigitalGlobe's constellation of three healthy on-orbit high resolution satellites;
•	DigitalGlobe's differentiated capabilities, which allow us to deliver vastly more imagery to the National Geospatial Intelligence Agency ("NGA") than GeoEye, both in total and per-taxpayer dollar, generating significant value for the government and taxpayers;
•	DigitalGlobe's superior current collection and delivery capabilities, which enable it alone to provide substantially all of what NGA is currently receiving from both companies under EnhancedView at substantially lower cost;
•	The superior performance of DigitalGlobe on the EnhancedView program as indicated by the repeated, large holdbacks you have incurred against your Service Level Agreement ("SLA") – which we believe may indicate significant shortfalls in performance against NGA's requirements; and
•	DigitalGlobe's dramatically higher organic growth as evidenced by our 1Q 2012 revenue growth rate of 12%, compared to only 3% for GeoEye.

Despite the superior benefits to both of our shareholders and customers from our proposal to acquire GeoEye, you rejected our offer both in March and again in April. At that point, recognizing that the federal government was finalizing its budget process, we felt that we should terminate discussions and withdraw our offer.

We expected the budget process outcome would be favorable to DigitalGlobe and its shareholders and believed that protracted discussions between our companies at that time would be disruptive to the U.S. government in its decision-making process as well as create needless distraction to ongoing mission performance.

Therefore, we were surprised by your most recent unsolicited "public offer" given GeoEye's continued government funding uncertainty. You even acknowledged in your Form 10-Q filing on May 4, 2012 that "management foresees continued uncertainty" regarding funding of your cost share payments beyond the amount to which the NGA is currently obligated. Based on your cost share disclosure, May 4, 2012 earnings call and unsolicited bid, we are concerned about your overall EnhancedView program funding.

In response to your hostile "public offer," on May 4, 2012, in our May 5, 2012 letter to you we again reiterated our interest in an acquisition of GeoEye on the terms substantially similar to those we previously offered to you. Unfortunately, in discussions between counsel on May 5, 2012, you again rejected our proposal. We continue to believe there are merits to a potential acquisition of GeoEye, but at this time, we also believe that it is in the best interests of DigitalGlobe's principal constituencies, including our shareholders and all of our customers, to await the conclusion of the government budget decision process and to gain clarity with respect to EnhancedView funding. When the government reaches its decision, DigitalGlobe will consider whether to make a proposal to acquire GeoEye.

Sincerely,

/s/ Jeffrey R. Tarr	/s/ Gen. Howell M. Estes III

Jeffrey R. Tarr	Gen. Howell M. Estes III (USAF, Ret.)
President and Chief Executive Officer	Chairman of the Board
DigitalGlobe, Inc	DigitalGlobe, Inc.

Skadden, Arps, Slate, Meagher & Flom LLP is serving as DigitalGlobe's legal counsel, and Morgan Stanley and Barclays are serving as DigitalGlobe's financial advisors.

About DigitalGlobe

DigitalGlobe is a leading global provider of commercial high-resolution earth imagery products and services. Sourced from our own advanced satellite constellation, our imagery solutions support a wide variety of uses within defense and intelligence, civil agencies, mapping and analysis, environmental monitoring, oil and gas exploration, infrastructure management, Internet portals and navigation technology. With our collection sources and comprehensive ImageLibrary (containing more than two billion square kilometers of earth imagery and imagery products) we offer a range of on- and off-line products and services designed to enable customers to easily access and integrate our imagery into their business operations and applications. For more information, visit www.digitalglobe.com.

Safe Harbor Statement

Certain statements contained herein and other of our reports, filings, and public announcements may contain or incorporate forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words, although not all forward-looking statements contain these words.

Any forward-looking statements are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions. A number of important factors could cause our actual results or performance to differ materially from those indicated by such forward looking statements, including: the loss, reduction or change in terms of any of our primary contracts; the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of congress and the administration, or budgetary cuts resulting from congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011); the loss or impairment of our satellites; delays in the construction and launch of WorldView-3; delays in implementation of planned ground system and infrastructure enhancements; loss or damage to the content contained in our ImageLibrary; interruption or failure of our ground system and other infrastructure, decrease in demand for our imagery products and services; increased competition that may reduce our market share or cause us to lower our prices; our failure to obtain or maintain required regulatory approvals and licenses; changes in U.S. foreign law or regulation that may limit our ability to distribute our imagery products and services; the costs associated with being a public company; and other important factors, all as described more fully in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Contacts:

David Banks

DigitalGlobe

(303) 684-4210

Joele Frank / Eric Brielmann / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

SOURCE DigitalGlobe, Inc.